UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

EPILOG IMAGING SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	27- 2957582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

333 W. San Carlos St., San Jose, CA	95110
(Address of principal executive office)	(Postal Code)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Epilog Imaging Systems, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors discussed in this Annual Report.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Epilog”, and the “Company”, means Epilog Imaging Systems, Inc., unless otherwise indicated. All dollar amounts in this Annual Report are expressed in U.S. dollars, unless otherwise indicated.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the year ended December 31, 2023. The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

Epilog is an early stage artificial intelligence (“AI”) vision company developing edge AI devices and cloud software platforms that enable machines to interpret and act on visual data in real world environments. The Company focuses on applications in driver assistance and vision forensics where automated visual analysis can improve safety, efficiency, and operational insight. Epilog’s products combine specialized imaging hardware, edge computing, and cloud based software to deliver deployable AI systems capable of processing large volumes of visual data and converting it into actionable information. Through its automotive platform, SideCar and its Aperis vision product line, the Company is working towards building a unified technology architecture designed to support scalable AI vision solutions across multiple industries.

Our mission is to improve safety and efficiency by automating repetitive tasks through advanced vision based AI that converts visual data into actionable insights.

We currently focus on two primary markets: the automotive aftermarket industry and vision forensics. Our automotive product line  currently includes one product, SideCar.  SideCar is an AI vision driver assistance system designed as a retrofit solution for existing vehicles. SideCar integrates with driver assistance features such as lane keeping and adaptive cruise control to enhance driving safety and comfort. Our vision forensics product line currently includes two product offerings and  is offered through our subsidiary, Aperis AI. These offerings include: (i) Vortex, an AI based vision compression and archiving system designed to significantly extend retention capacity, and (ii) CloseView, a high-resolution AI vision system designed for analyzing large spaces.  In addition, Epilog has developed Wellcome, a patented contactless health-screening system that uses multispectral imaging technology. While Wellcome is part of our broader vision forensics technology platform, it is not currently a primary focus of our commercialization efforts.

We believe these markets are experiencing rapid growth driven by advances in AI vision systems, edge computing, and real time video analytics. We believe our integrated hardware and software architecture positions Epilog to capitalize on these trends as demand grows for deployable AI systems capable of operating reliably in real world environments.

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. On July 27, 2015, the Company changed its name to Epilog Imaging Systems, Inc., at which point active operations began. Our long term goal is to become a leader in AI vision technology by developing scalable, high-performance systems for a broad range of industries. Our core values of innovation, quality, scalability, customer focus, and integrity guide our operations and product development.

Our AI Development

Epilog develops its AI through a vertically integrated “Physical AI” stack that combines proprietary hardware, edge computing, and cloud infrastructure. Built on open-source frameworks, Epilog adds a custom layer of proprietary techniques designed to handle high-resolution and wide-area imagery. Data is captured from devices such as SideCar, Vortex, and CloseView, then processed directly on-device using edge AI to detect events and optimize bandwidth.

Epilog’s AI is optimized to minimize file sizes and networking requirements for large image streams while maintaining low computational overhead. It also incorporates persistent scene memory, cataloging events and enables devices to retain contextual awareness over time rather than processing each frame independently. Relevant data is transmitted to centralized systems for indexing and analysis, with continuous improvements deployed back to devices, enabling scalable, real-time vision intelligence across automotive, security, and healthcare environments.

Anticipated Products and Services

Automative Product Line:  SideCar

SideCar is a retrofit AI driver assistance device designed to bring advanced autonomous capabilities to existing vehicles already on the road. The system mounts inside the windshield behind the rearview mirror and integrates with a vehicle’s built in lane keeping assist (LKAS) and adaptive cruise control (ACC) systems to help manage steering, acceleration, and braking while the driver supervises the vehicle.

Using a combination of cameras, radar, and artificial intelligence vision processing, SideCar monitors lane markings, surrounding traffic, and road conditions in real time. The system assists with keeping the vehicle centered within its lane, adjusts speed based on traffic flow, and supports highway driving tasks that may help reduce driver fatigue.  A driver facing vision system monitors driver alertness and can detect distraction or fatigue, prompting the driver if attention declines.

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SideCar development has progressed from early prototypes and testing to beta deployments beginning in 2023 and continued refinement through 2024 and 2025. Initial market availability began in 2026, with installations taking place in operational vehicles and compatibility expanding across additional vehicle models. As of March 2026 13 units have been installed. The platform continues to evolve through ongoing software updates designed to improve perception, driving behavior, and system performance.

Vision Forensics Product Line:  Vortex

Vortex is an artificial intelligence powered video compression and analytics device designed to enable long term local and cloud based data archiving. The system provides operational insights through object detection and event recognition while significantly extending the storage capacity of vision systems.

Initially introduced in early 2025 and currently undergoing field testing, Vortex is designed to support customers with limited network bandwidth by shifting more processing and bandwidth management to the edge, thereby reducing reliance on cloud infrastructure. A customer portal enabling direct device purchases at retail pricing and enrollment in cloud subscription services is currently under development. The Company is working toward launching the updated Vortex platform in the second half of 2026.

Vortex targets the approximately $8 billion video cloud storage market. Elements of the Vortex architecture have already been incorporated into the Company’s Wellcome and CloseView products, which utilize internal vision processing capabilities rather than relying solely on external networked sensors.

Vision Forensics Product Line:  CloseView

CloseView is a high resolution AI vision system designed for analyzing large spaces and complex environments where conventional vision systems may lack sufficient detail or situational awareness. The system combines advanced imaging sensors with AI based visual analysis to detect objects, track movement, and identify events across wide fields of view.

CloseView is intended for use in applications such as infrastructure monitoring, industrial facilities, transportation hubs, and large commercial properties. The system is designed to reduce the number of cameras required to monitor large spaces while enabling advanced video analytics and long term data retention when combined with the Vortex platform.

CloseView is currently in development and demonstration stages, with early systems being prepared for customer evaluation and pilot deployments in Q3 or Q4 of 2026.

US Patents and Trademarks

The Company maintains a portfolio of intellectual property consisting of issued patents and trademarks covering imaging systems, camera assemblies, artificial intelligence technologies, and related software platforms. The Company currently holds 9 issued patents, two registered trademarks, and eight pending trademark applications. Certain patents list the Company’s Chief Executive Officer, Michael Mojaver, as the named inventor and have been assigned to the Company.

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CATEGORY	TECHNOLOGY/MARK	JURISDICTION	NO.	FILING DATE	ISSUE DATE	EXPIRATION DATE	STATUS
Patent	Super Resolution Binary Imaging and Tracking System	United States	9137433	9/19/2011	9/15/2015	1/3/2034	Issued
Patent	Compound Dome Camera Assembly	United States	9485395	10/19/2011	11/1/2016	8/4/2032	Issued
Patent	Compound Dome Camera Assembly	United States	10148916	10/31/2016	12/4/2018	10/19/2031	Issued
Patent	Super Resolution Binary Imaging and Tracking System	United States	10348963	9/8/2015	7/9/2019	9/19/2032	Issued
Patent	Super Resolution Imaging and Tracking System	United States	10404910	12/19/2014	9/3/2019	7/29/2032	Issued
Patent	Automated Digital Magnifier System With Hand Gesture Controls	United States	10599920	2/1/2017	3/24/2020	7/8/2037	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	10924668	8/4/2017	2/16/2021	9/19/2031	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	11689811	2/16/2021	6/27/2023	10/20/2031	Issued
Patent	Imaging Method and Device	United States	12328489	4/26/2023	6/10/2025	10/25/2041	Issued
Trademark	SIDECAR	United States	7482543	11/20/2020	8/20/2024	Perpetual	Registered
Trademark	SIDECAR	United States	7766483	6/17/2024	4/22/2025	Perpetual	Registered
Trademark	APERIS	United States	99622077	1/29/2026			Pending
Trademark	APERIS and Design	United States	99622252	1/29/2026			Pending
Trademark	CLOSEVIEW	United States	99622067	1/29/2026			Pending
Trademark	EPILOG	United States	99622058	1/29/2026			Pending
Trademark	SIDECAR	United States	99622044	1/29/2026			Pending
Trademark	SIDECAR Logo	United States	99622087	1/29/2026			Pending
Trademark	VORTEX	United States	99622030	1/29/2026			Pending
Trademark	WELLCOME	United States	99622020	1/29/2026			Pending

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Third Party AI and Licensing Agreements

The Company may utilize a variety of third-party software platforms such as those developed by Nvidia, Ubuntu, as well as open-source tools developed by Apache, BSD, and MIT.

Go-to-Market Strategy

Our go-to-market strategies include:

•

SideCar: D2C sales, partnerships with automotive retailers and installers, and distribution through aftermarket automotive channels. Epilog will support these efforts with digital marketing, social media outreach, and content-driven campaigns.

•	Vortex / CloseView: Direct sales to end users as well as through a dealer network, initially targeting integrators and infrastructure operators.

•	Wellcome: Partnerships with healthcare providers and digital health integrators as the product moves toward commercialization.

Future Roadmap

SideCar is currently available for purchase via drivesidecar.com, and we are developing a similar direct sales experience on aperis.ai for Vortex and CloseView. Across all products, our strategy includes both direct-to-consumer (D2C) and direct-to-business (D2B) channels.

In addition, we have built a strong pipeline of potential distributors and dealers who signed up during trade shows throughout 2025. While these relationships have not yet been actively engaged, they represent a valuable expansion channel as we move into broader commercialization and scale distribution efforts.

We expect to begin generating revenue in 2026.  As demand increases, we intend to expand manufacturing capacity and begin planning production runs targeting approximately 1,000 units across the SideCar and Vortex platforms to support broader market deployment and expanded distribution channels this year. SideCar provides AI based driver assistance capabilities for existing vehicles, while Vortex enables long term video archiving and analytics for surveillance environments.

Our principal challenges include scaling operations to manufacture and deliver products at commercial volumes, providing customer support infrastructure, and addressing operational and technical challenges that may arise as adoption of SideCar, Vortex, and CloseView increases.

Competitors and Industry

The market for advanced driver-assistance and autonomous vehicle technologies is highly competitive and rapidly evolving. The Company competes with automotive manufacturers that offer factory-installed driver-assistance systems, such as Tesla, as well as companies developing autonomous driving platforms, including Waymo. The Company also competes with automotive suppliers that provide vision, and software-based solutions, including large Tier 1 suppliers and technology providers.

Many of these competitors have substantially greater financial, technical, and marketing resources, more established industry relationships, and longer operating histories than the Company, which may place the Company at a competitive disadvantage. Certain competitors focus on integrated systems offered in new vehicles, which may be priced at a premium relative to mass-market vehicles.

By contrast, the Company’s SideCar product is being designed as a potential aftermarket solution intended for integration with existing vehicles equipped with electronic steering, braking, and throttle controls. For illustrative purposes only, the Company is evaluating compatibility with widely available mass-market vehicles, such as the Toyota and Honda; however, actual compatibility, pricing, regulatory approval, and commercial viability remain subject to further development and testing.

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We believe this represents a significant market opportunity. Millions of vehicles may be potentially compatible with SideCar. Assuming a target MSRP of $999, the Company estimates that its total addressable market could be in the multi-billion-dollar range; however, such estimates are subject to numerous assumptions and uncertainties.

Vortex targets the approximately $8B video cloud storage market. Elements of Vortex functionality have already been integrated into the Company’s Wellcome™ and CloseView™ products, which incorporate internal vision processing capabilities rather than relying on separate network devices. Key competitors include Verkada, a well-funded cloud-security platform that has raised over $700 million; Samsara (NYSE: IOT), a large public IoT platform; Axis Communications; Milestone Systems; and Avigilon, which develops enterprise video surveillance and analytics systems.

Customer Base

Epilog’s early customer base consists primarily of consumer vehicle owners adopting the SideCar retrofit driver-assistance system, along with business customers adopting Aperis products.

Vortex and CloseView are expected to see broad adoption among businesses and property owners that require long-term video archiving and advanced video analytics.

SideCar targets vehicles equipped with existing driver-assistance features, while Vortex serves businesses that need long-term video storage and bandwidth-efficient surveillance infrastructure.

Governmental/Regulatory Approval and Compliance

The Company operates under U.S. federal, state, and local laws and regulations, which are subject to change.

Property

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023.

For the year ended December 31, 2022, rent expense of $32,844 was recognized for this lease.  The remaining lease payments under this lease were paid in 2023.

The Company also leased space in San Francisco, California from a related party  officer of the Company on a month to month basis at a rate of $4,500 per month. The leased space is primarily used for office space. Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred.

Employees

The Company currently has 4 employees.

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ITEM 2. MANAGEMENT ANALYSIS AND DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Annual Report.

RESULTS OF OPERATIONS

Year Ended December 31, 2023, Compared to Year Ended December 31, 2022

For both the years ended December 31, 2023 and 2022, Epilog did not generate any revenues as it remained focused on business development activities.

In 2021 the Company transitioned from research and development to beginning production and preparing for product sales and support. During 2022 and 2023 the Company continued on this path toward preparing for product sales and support.

The operating expenses currently consist of: (i) advertising and promotion, (ii) general and administrative costs, (iii) payroll expenses, (iv) professional fees, (v) research and development, and (v) depreciation and amortization. Total operating expenses totaled $1,157,636 for the year ended December 31, 2023 compared to $1,007,415 for the year ended December 31, 2022, an increase of $150,221 or approximately 15%.  The Company notes that although the total increase was de minimis it is important to note that research and development increased by $239,304.  Depreciation expense also increased from $18,223 for the year ended December 31, 2022 to $30,903 for the year ended December 31, 2023 due to additional equipment purchase of vehicle and change in estimated lives of other property and equipment.

As a result of the foregoing, the Company generated a net loss of $1,142,969 for the year ended December 31, 2023 compared to a net loss of $1,009,439  for the year ended December 31, 2022.

LIQUIDITY AND FINANCIAL CONDITION

WORKING CAPITAL	December 31, 2023	December 31, 2022
Current assets	$183,494	$969,008
Current liabilities	$415,649	$515,419
Working capital	$(232,155)	$453,589

	For the year ended
CASH FLOWS	December 31, 2023	December 31, 2022
Cash flow used by operating activities	$(1,014,312)	$(1,082,482)
Cash flow proved (used) by investing activities	(38,593)	(119,212)
Cash flow provided by financing activities	397,703	765,722
Net increase (decrease) in cash during year	$(655,202)	$(435,973)

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Historically, the Company has financed its operations through the sale of securities to investors. As the Company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed. The Company maintains a relatively low overhead. Most Company employees continue to receive a significant part of their compensation as equity payments to conserve cash for research & development, product development, and new fundraising activities.

On December 31, 2023, the Company’s cash on hand was $165,109, with total assets of $576,977. Comparatively for the year ended December 31, 2022, the Company’s cash on hand was $820,311, with total assets of $1,422,013.  During the year ended December 31, 2023 the Company had a net decrease in cash of $655,202 which was primarily related to a use of cash by operating activities of $1,014,312.  The Company continued research and development efforts on its line of products.

For the periods ended December 31, 2023, and December 31, 2022, the Company had total liabilities of $415,649 and $515,419, respectively. The largest component of Company liabilities is shareholder advances which were previously used to assist with the costs of operations. On December 31, 2023, and December 31, 2022, the amount of advances outstanding is $227,525 and $227,525, respectively.

The Company has recorded losses since inception, and as of December 31, 2023, had an accumulated deficit of $4,284,523 compared to an accumulated deficit of $3,141,554  as of December 31, 2022.

The Company plans to continue additional fundraising through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Recent Offerings of Securities and Outstanding Debt

During the year ended December 31, 2022, the Company issued 1,090,572 shares of common stock in connection with its Regulation Crowdfunding (“Reg CF”) offering. Total gross proceeds attributed to these shares were $898,022, of which $99,589 related to the collection of subscriptions receivable outstanding at the beginning of the year. The Company incurred $132,300 in offering costs associated with this issuance, resulting in net 2022 cash proceeds of $666,133.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its common stock in conjunction with its Reg CF securities offering for $397,703, net of issuance costs of $58,795.  On December 31, 2023, the Company issued a total of 9,674 shares of its common stock to StartEngine for service provided in administering the Reg CF.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2023, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets of December 31, 2023, the Company has an accumulated deficit of $4,284,523. On December 31, 2023, the Company’s working capital deficit was $232,155. The lack of sufficient working capital to meet current obligations, continuing losses and ongoing cash used by operating activity raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

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Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.

•

WellCome was designed by the Company as a digital health assistance system in response to COVID-19, declared ended by the US government in September 2022. We expect to see a long-term need for remote health monitoring with the increasing frequency of pandemics in the 21st century.

•

CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The Company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities (to SideCar) We expect development on CloseView will be completed in the 2025 time frame.

Specifically, the Company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and WellCome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.

•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.

•	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020, an increase of 30% compared to 2010.

•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

Off Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/CEO/ Treasurer	63	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO	31	June 1, 2015, until Present	Full Time
Marc Munford	Business Development/Secretary	63	September 16, 2020, until present	Full Time
Kelly Stopher	CFO	63	November 5, 2021 until Present	Full Time
Board of Directors
Michael Mojaver	Director	63	January 1, 2015, until Present
Rony Greenberg	Director	65	September 16, 2020, until present

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Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989.

Lance Mojaver: Co-founder, CTO

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating vision systems from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business Development

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

Kelly J. Stopher, CPA, CFO

Mr. Stopher has 35 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp. on October 20, 2010 and served through September 9, 2026. Mr. Stopher was previously also CFO for Epilog Imaging Systems, Inc. and United States Antimony Corporation. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies. In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojaver and Lance Mojaver are family members.

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Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2023, Epilog paid the following annualized salaries to its executive officers:

Name	Year	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
Michael Mojaver	2023	Salary	$107,500	250,000 shares	$120,000
	2022	Salary	$120,000	200,000 shares	$120,000

Lance Mojaver	2023	Salary	$150,000	200,000 shares	$150,000
	2022	Salary	$140,850	200,000 shares	150,000

(a)

Mr. Stopher provides all services typical of an accounting department for a small company. Mr. Stopher’s firm, Palouse Advisory Partners, LLC, is an independent contractor, with business management and consulting interests with other companies that are independent of the consulting agreement he currently has in place with the company.

For the fiscal year ended December 31, 2023, the Company paid its directors and executive officers as a group 525,000 shares.  As of December 31, 2023, these shares have been allocated to the applicable directors and executives, however, the shares have not yet been issued to them.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table displays, as of December 31, 2023 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver	11,250,000	--	56.76%	56.76%

(1)	Unless otherwise noted, all address are C/O Epilog Imaging Systems, Inc., 333 W. San Carlos St., San Jose, CA 95110.
(2)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, the Chief Executive, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2023, and December 31, 2022, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2023, and December 31, 2022, was $103,471 and $101,196, respectively. Interest expense, related party for the years ended December 31, 2023 and 2022, was $2,275 and $2,275, respectively.

The company leased office and warehouse space from a related party officer of the Company.  For the years ended December 31, 2023 and 2022, the company recognized lease costs of $58,500 and $54,000, respectively, which is classified as “Occupancy and facility” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2023, and December 31, 2022, amounted to $15,451 and $15,451, respectively, and is included in “Due to related parties” on the balance sheets.

ITEM 6. OTHER INFORMATION

None

14

ITEM 7. FINANCIAL STATEMENTS

15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited working capital and an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Assure CPA, LLC/

We have served as the Company’s auditor since 2025.

Spokane, Washington

April 20, 2026

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and net losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 9 to the financial statements, the Company effected a 2-for-1 forward stock split subsequent to the date of our original report. Accordingly, all share and per-share amounts for all periods presented, including basic and diluted earnings per share, have been retroactively adjusted to reflect this stock split. Our opinion is not modified with respect to this matter.

17

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Patents

Description of the Critical Audit Matter

As discussed in Note 3 to the financial statements, patents are recorded at cost and amortized over useful life. Auditing management's determination of useful life of patents and impairment of patents was complex and highly judgmental due to the significant estimation required.

How the Critical Audit Matter Was Addressed in the Audit

To test the estimated useful life of patents, we performed audit procedures that included, among other things, assessing methodologies, testing the significant assumptions related to impairment of patents and testing useful lives for appropriateness. We tested the existence of the patents, utilized our own estimates, and compared our expected results to management’s estimates.

We have served as the Company’s auditor since 2019. Spokane, Washington
April 28, 2023, except for Note 9, as to which the date is April 20, 2026

18

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$165,109	$820,311
Other current assets	18,385	128,697
Other receivable	-	20,000
TOTAL CURRENT ASSETS	183,494	969,008
PROPERTY AND EQUIPMENT, NET (NOTE 3)	113,628	122,000
SECURITY DEPOSIT	2,170	2,170
INTANGIBLE ASSETS, NET (NOTE 4)	277,685	297,173
RIGHT OF USE ASSET (NOTE 5)	-	31,662

TOTAL ASSETS	$576,977	$1,422,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,425	$103,787
Accrued liabilities	31,777	35,318
Accrued interest payable to shareholder (NOTE 7)	103,471	101,196
Due to related parties (NOTE 7)	15,451	15,451
Shareholder advance (NOTE 7)	227,525	227,525
Right of use liability, current portion (NOTE 5)	-	32,142
TOTAL CURRENT LIABILITIES	415,649	515,419

TOTAL LIABILITIES	415,649	515,419

COMMITMENTS AND CONTINGENCIES (NOTES 8 and 9)	-	-

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	-	-
Common Stock, $0.0001 par value, authorized 50,000,000 shares; 33,063,350 and 32,635,298 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3,306	3,298
Additional paid-in capital	4,468,428	4,045,261
Subscriptions receivables	(25,883)	(411)
Accumulated deficit	(4,284,523)	(3,141,554)
TOTAL STOCKHOLDERS’ EQUITY	161,328	906,594

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$576,977	$1,422,013

The accompanying notes are an integral part of these consolidated financial statements.

19

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2023	December 31, 2022

OPERATING EXPENSE
Advertising and promotion	$31,674	$47,467
Auto and travel	40,540	28,895
General and administrative	39,348	31,648
Insurance	11,098	12,074
Occupancy and facility	102,542	99,009
Payroll expense	461,723	568,531
Professional fees	67,410	68,542
Research and development	336,848	97,544
Depreciation and amortization	66,453	53,705
TOTAL OPERATING EXPENSES	1,157,636	1,007,415
LOSS FROM OPERATIONS	(1,157,636)	(1,007,415)
OTHER INCOME (EXPENSE)
Interest expense	(2,275)	(2,138)
Other income	16,942	114
TOTAL OTHER INCOME (EXPENSE)	14,667	(2,024)
NET LOSS BEFORE INCOME TAXES	(1,142,969)	(1,009,439)
Provision (benefit) for income tax	-	-
NET LOSS	$(1,142,969)	$(1,009,439)
Basic and diluted loss per share	$(0.03)	$(0.03)
Basic and diluted weighted average number shares	32,982,503	32,545,746

The accompanying notes are an integral part of these consolidated financial statements.

20

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2023 and 2022

	Common stock
		Par Value	Additional			Total
	Shares Issued	$0.0001 per share	Paid-in Capital	Subscription Receivables	Accumulated Deficit	Stockholders’ Equity

BALANCE, December 31, 2021	31,487,294	$3,148	$3,379,278	$(100,000)	$(2,132,115)	$1,150,311
Shares issued for cash	1,090,572	144	798,289	99,589	-	898,022
Share issuance costs	57,432	6	(132,306)	-	-	(132,300)
Net loss	-	-	-		(1,009,439)	(1,009,439)
BALANCE, December 31, 2022	32,635,298	$3,298	$4,045,261	$(411)	$(3,141,554)	$906,594
Reconciliation of shares outstanding, as adjusted for stock dividend	75,380	(27)	27	-	-	-
Shares issued for cash	352,672	35	481,935	(25,472)	-	456,498
Share issuance costs	-	-	(58,795)	-	-	(58,795)
Net loss	-	-	-	-	(1,142,969)	(1,142,969)
BALANCE, December 31, 2023	33,063,350	$3,306	$4,468,428	$(25,883)	$(4,284,523)	$161,328

The accompanying notes are an integral part of these consolidated financial statements.

21

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2023	December 31, 2022
OPERATING ACTIVITIES:
Net loss	$(1,142,969)	$(1,009,439)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of intangible assets	35,550	35,482
Depreciation of property and equipment	30,903	18,223
Changes in operating assets and liabilities:
Other current assets	110,312	(128,697)
Other receivables	20,000	(20,000)
Accounts payable	(66,362)	12,212
Accrued liabilities	(4,021)	7,461
Accrued interest payable to shareholder	2,275	2,275
Net cash used by operating activities	(1,014,312)	(1,082,483)
INVESTING ACTIVITIES:
Purchase of intangible assets	(16,062)	(42,537)
Purchase of property and equipment	(22,531)	(76,675)
Net cash provided (used) by investing activities	(38,593)	(119,212)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	397,703	765,722
Net cash provided by financing activities	397,703	765,722
Net increase (decrease) in cash and cash equivalents	(655,202)	(435,973)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	820,311	1,256,284

CASH AND CASH EQUIVALENTS AT END OF YEAR	$165,109	$820,311

The accompanying notes are an integral part of these consolidated financial statements.

22

EPILOG IMAGING SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

NOTE 1 - NATURE OF OPERATIONS

Epilog Imaging Systems, Inc. was incorporated on June 28, 2010, in the state of Delaware. The Company's headquarters are located in San Jose, California.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the Company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The Company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The Company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP” and “US GAAP”).

Basis of Consolidation

These consolidated financial statements include the results of Epilog Imaging Systems, Inc and its wholly owned subsidiary Aperis AI. All intercompany transactions, balances, and expenses have been eliminated.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2023, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets of December 31, 2023, the Company has an accumulated deficit of $4,284,523. On December 31, 2023, the Company’s working capital deficit was $ 232,155. The lack of sufficient working capital to meet current obligations, continuing losses and ongoing cash used by operating activity raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

Use of Estimates

The preparation of financial statements in accordance with GAAP  requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to depreciable lives of property and equipment, amortization lives of intangible assets, and long-lived asset impairments. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

23

Risks and Uncertainties

As of December 31, 2023, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintains the majority of its cash accounts at a commercial bank. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.  No losses have been recognized related to the amount in excess of FDIC limit.  The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits.

Property and Equipment

Equipment is stated at cost. Significant improvements are capitalized. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over either the useful life of the improvement or the remainder of the related lease term, whichever is shorter.  Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in the year of disposal as operating expenses.

Estimated useful lives for property and equipment are as follows:

Category	Useful life
Furniture and equipment	7 years
Vehicles	5 years
Warehouse improvements	5 years
Building improvements	5 years

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the Company compares the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the years ended December 31, 2023 and December 31, 2022, the Company recognized $39,610 and $47,467, respectively in advertising costs recorded under the heading ‘Advertising and promotion’ in the statement of operations.

24

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost.  Intangible assets, consisting of patents and trademarks, are recognized when it is probable that the expected future economic benefits attributable to the asset will flow to the Company. Intangible assets are initially measured at cost, which includes expenditures directly attributable to preparing the asset for its intended use (e.g., legal fees, registration fees).  Patents and trademarks are considered to have definite useful lives and are subject to systematic amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful life is determined based on legal, regulatory, or contractual provisions, or other factors that limit the asset's period of benefit.  For patents and trademarks under development or awaiting issuance, no amortization is recognized until the patent or trademark is legally issued or registered and ready for use. Costs incurred prior to this point are capitalized as part of the asset's cost.

Estimated useful lives for intangibles are as follows:

Category	Useful life
Website	5 years
Trademark	10 years
Patent	10-17 years

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date.

At December 31, 2023 and 2022, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period.  Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated.  Legal expenses associated with the contingency are expensed as incurred.  If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and  warrants.

For the years ended December 31, 2023 and 2022, respectively, the Company has no such dilutive instruments.

25

Research and Development

Research and development ("R&D") costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs as well as third-party consulting fees, laboratory supplies, and allocated overhead.

The Company’s R&D activities currently focus on the design and testing. Costs associated with the development of prototypes and the establishment of technological feasibility are expensed until the criteria for capitalization—such as reaching the application development stage for software—are met. To date, no R&D costs have been capitalized.

Share-Based Compensation

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued, which is typically based on the most recent equivalent price per share sold for cash.

Segment reporting

The Company operates as a single operating segment.  All financial information is presented on a consolidated basis and reviewed by the Company’s Chairman of the Board as the Chief Operating Decision Maker (CODM). The CODM uses net loss, as presented in the statement of operations, to assess segment performance and allocate resources. The measure of segment assets is reported on the balance sheet as total assets.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Equity Issuance Costs

Direct costs incurred in connection with the issuance of the Company’s equity securities are deferred until the completion of the offering. Such costs primarily consist of legal, accounting, printing, and underwriting fees. Upon the successful completion of an equity offering, these costs are recorded as a reduction of Additional Paid-in Capital (APIC) within the Consolidated Balance Sheets. Costs related to abandoned offerings are expensed to operations in the period the abandonment occurs.

New Accounting Pronouncements

Accounting Standards Updates Issued but not yet adopted

In December 2023, the FASB issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. The Company is evaluating this update and has not yet determined the impact of this update on our financial statements and disclosures.

26

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company's annual periods for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently evaluating the ASU to determine the impact on its financial statements and disclosures.

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board ("FASB") that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3–PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment at December 31, 2023 and December 31, 2022.

	December 31, 2023	December 31, 2022
Furniture and equipment	$92,611	$90,936
Vehicles	125,582	104,726
Warehouse equipment	9,902	9,902
Building improvements	5,000	5,000
Property and equipment, at cost	233,095	210,564
Accumulated depreciation	(119,467)	(88,564)
TOTAL PROPERTY AND EQUIPMENT	$113,628	$122,000

Depreciation expense for property and equipment for the years ended December 31, 2023 and 2022, were in the amount of $30,903 and $18,223, respectively.

NOTE 4 –INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets at December 31, 2023 and December 31, 2022

	December 31, 2023	December 31, 2022
Website	$10,000	$10,000
Trademarks issued	16,485	16,460
Patents issued	580,084	576,033
Intangible assets, at cost	606,569	602,493
Accumulated amortization	(444,702)	(409,152)
	161,867	193,341
Trademarks and patents pending	115,818	103,832
TOTAL INTANGIBLE ASSETS	$277,685	$297,173

Amortization expenses for intangible assets for the fiscal years ended December 31, 2023 and December 31, 2022, were $35,550 and $35,482 respectively.

27

Estimated amortization expense for the years subsequent to December 31, 2023 is as follows:

Year ending
December 31, 2024	$21,052
December 31, 2025	12,334
December 31, 2026	12,020
December 31, 2027	12,020
December 31, 2028	11,991
Thereafter	92,450
TOTAL	$277,685

NOTE 5 – RIGHT OF USE ASSET AND LEASE LIABILITY

On January 1, 2022, the Company signed a lease for its office and facilities located in Santa Cruz, California for a two year term.  Monthly lease payments start at $2,697 and escalate to $2,777 in year two.  Upon signing the lease, the Company recognized a lease liability and a right of use asset of $60,907 based on the two year payment stream discounted using an incremental borrowing rate of 7.96%.

The right of use asset consists of the following:

Balance as of December 31, 2021	$-
Contracts identified as leases	60,907
Amortization	(29,245)
Balance as of December 31, 2022	$31,662

At December 31, 2022, the remaining lease term is 1.0 years.  As of December 31, 2022 total future lease payments is as follows:

Schedule of lease obligations:
Year ending December 31, 2022	$33,324
Less imputed interest	(1,182)
Net lease liability	32,142
Current portion	(32,142)
Long-term liability	$-

For the year ended December 31, 2022, rent expense of $32,844 was recognized for this lease.  The remaining lease payments under this lease were paid in 2023.

The Company also leased space in San Francisco, California from a related party officer of the Company on a month to month basis at a rate of $4,500 per month.  The leased space is primarily used for office space (Note 7).  Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred.

28

NOTE 6 - INCOME TAXES

There was no income tax provision (benefit) for the years ended December 31, 2023 and 2022, due to continued operating losses incurred by the Company. The components of the Company’s net deferred tax assets are as follows:

	December 31, 2023	December 31, 2022

Net operating loss carryforward	$1,180,175	$942,466
Other	3,545	-
Total deferred tax assets	1,183,720	942,466
Valuation allowance	(1,183,720)	(942,466)
NET DEFERRED TAX ASSETS	$-	$-

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax assets, a valuation allowance equal to 100% of the deferred tax assets has been recorded at December 31, 2023 and 2022.

A reconciliation between the statutory federal income tax rate and the Company’s tax provision (benefit) is as follows:

	December 31, 2023		December 31, 2022
Amount computed using the statutory rate	$(240,023)	(21.0)%	$(211,982)	(21.0)%
Effect of state taxes	(79,821)	(7.0)	(70,662)	(7.0)
Non-deductible/taxable items	8,021	0.7	-
Change in prior year estimate	70,569	6.2	-
Change in valuation allowance	241,254	21.1	282,644	28.0
TOTAL INCOME TAX PROVISION (BENEFIT)	$-	-

At December 31, 2023, the Company had federal and state net operating loss carry forwards of approximately $4,200,000. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will continue indefinitely.  State net operating loss carryforward expires in 2039 to 2043.

The Company has evaluated all tax positions for open years and has concluded that they have no material unrecognized tax benefits or penalties. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and penalties within operating expenses. The Company’s federal income tax returns for fiscal years 2021 through 2023 remain open and subject to examination. Tax attributes from prior years can be adjusted during an IRS audit.

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NOTE 7– RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Chief Executive, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2023, and December 31, 2022, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2023, and December 31, 2022, was $103,471 and $101,196, respectively.  Interest expense, related party for the years ended December 31, 2023 and 2022, was $2,275 and $2,275, respectively.

The Company leased office and warehouse space from a related party officer of the Company.  For the years ended December 31, 2023 and 2022, the Company recognized lease costs of $58,500 and $54,000, respectively, which is classified as “Occupancy and facility” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2023, and December 31, 2022, amounted to $15,451 and $15,451, respectively, and is included in “Due to related parties” on the balance sheets.

NOTE 8– COMMITMENTS AND CONTINGENCIES

The Company has no long-term leases in place, and all lease terms are on a short-term basis as of December 31, 2023 and 2022, respectively. Rent expense which is included in “Occupancy and facility” on the consolidated statements of operations for the fiscal year ended December 31, 2023, and December 31, 2022, were in the amount of $92,564 and $87,984, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

On February 4, 2025, the Company effected a two for one (2:1) stock split of its issued and outstanding shares of common stock. In connection with the split, all shares of common stock, per-share and amounts for all periods presented have been adjusted retrospectively to reflect this stock split. The stock split did not impact the total stockholders’ equity or the par value per share, however, did increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

On September 14, 2020, the Company’s Board of Directors approved an annual allocation of 1,340,000 shares of common stock to be awarded to key individuals. The issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2023, and 2022, the Company had not yet approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized in the accompanying financial statements. At December 31, 2023 and 2022, total allocated shares are 6,523,334 and 5,273,334, respectively.

During the year ended December 31, 2022, the Company issued 1,090,572 shares of common stock in connection with its Regulation Crowdfunding (“Reg CF”) offering. Total gross proceeds attributed to these shares were $898,022, of which $99,589 related to the collection of subscriptions receivable outstanding at the beginning of the year. The Company incurred $132,300 in offering costs associated with this issuance, resulting in net 2022 cash proceeds of $666,133.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its common stock in conjunction with its Reg CF securities offering for $397,703, net of issuance costs of $58,795.  On December 31, 2023, the Company issued a total of 9,674 shares of its common stock to StartEngine, LLC for service provided in administering the Reg CF.

As of December 31, 2023 and 2022, the Company had outstanding stock subscriptions receivables of $25,883 and $411, respectively.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001. As of December 31, 2023, and December 31, 2022, no preferred shares have been issued nor  outstanding.

NOTE 10 - SUBSEQUENT EVENTS

Subsequent to December 31, 2023, the Company issued 8,367,536 shares of its common stock in conjunction with its Reg CF securities offerings for gross proceeds of $4,047,030.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
6.1	Lease Agreement dated January 1, 2022.
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: April 20, 2026	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver, Chief Executive Officer and Director Date: April 20, 2026

/s/ Kelly Stopher
Chief Financial Officer, Chief Accounting Officer
Date: April 20, 2026

/s/ Lance Mojaver
Lance Mojaver, Chief Technology Officer
Date: April 20, 2026

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